UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 23, 2008

DIGIRAD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50789	33-0145723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13950 Stowe Drive

Poway, California 92064

(Address of principal executive offices, including zip code)

(858) 726-1600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On December 23, 2008, the audit committee of the board of directors of Digirad Corporation (the “Company”), in conjunction with the approval of its 2009 operating budget, approved several strategic restructuring initiatives in order to enhance company profitability. In connection with its 2009 operating plan, the Company plans to sell, close or consolidate certain of its Digirad Imaging Solutions hub sites during the next 90 days. The Company anticipates incurring restructuring and impairment charges of approximately $1,100,000 to $1,400,000 associated with hub closures, which includes up to approximately $300,000 for employee severance payments. A majority of the impairment charges will be expensed in the fourth quarter of fiscal 2008. The Company expects that the impairment charges will result in future cash expenditures of approximately $300,000.

Under the guidelines of FASB’s Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”, the Company also performed its annual assessment of the value of the Company’s indefinite lived intangible assets. Based on the findings of a third party valuation specialist and the Company’s own assessment, the Company anticipates that it will take an impairment charge of approximately $2,500,000 associated with the write down of goodwill in the fourth quarter of fiscal 2008.

The impairment charges and write down of goodwill are expected to increase the Company’s loss for the fiscal year ended December 31, 2008 by $3.6 million to $3.9 million, for a total expected loss of $7.1 million to $8.4 million.

Item 2.06.	Material Impairments.

The information called for by this item is contained in Item 2.05, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGIRAD CORPORATION

By:	/s/ Todd P. Clyde
Todd P. Clyde President, Chief Executive Officer and Chief Financial Officer

Date: December 24, 2008